SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 1, 2002

NRG Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-15891	41-1724239
(Commission File Number)	(IRS Employer Identification No.)

901 Marquette Avenue, Suite 2300	Minneapolis, MN	55402

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	612-373-5300

(Former name or former address, if changed since last report)

Item 5. Other Events
SIGNATURES

Item 5. Other Events

On November 1, 2002, NRG Energy, Inc. (NRG), a wholly owned subsidiary of Xcel Energy Inc. (“Xcel”), announced it will not make a $9.6 million interest payment due on November 1, 2002 on $240 million in eight percent senior unsecured notes. NRG has until December 1, 2002 to make payment on the corporate level bond to avoid default.

In addition, NRG announced that on October 1, 2002, that it did not make payments on two debt issues, a $13 million interest payment on $350 million in 7.75 percent senior unsecured notes due 2011 and a $21.6 million interest payment on $500 million in 8.625 percent senior unsecured notes due in 2031. The 30-day grace period to make payment ended on October 31, 2002 and NRG did not make the required payments. As a result, NRG is in default on these bonds.

As with all NRG debt issues, these are non-recourse to the parent company, Xcel Energy. NRG plans to address these payments in a broader restructuring plan and is working with bondholders to resolve this issue.

Certain statements included in this Current Report on Form 8-K are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to, the status and planned result of negotiations with lenders. Although NRG believes that its expectations are reasonable, it can give no assurance that its negotiations with its lenders will be successful or what impact such negotiations will have on securityholders of NRG.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more information regarding risks and uncertainties that may affect NRG’s future results, review NRG’s other reports filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG Energy, Inc. (Registrant)

By	/s/ C. Adam Carte
C. Adam Carte
Chief Financial Officer

Dated: November 5, 2002